Exhibit 10.5

The Money Tree, Inc.

114 S. Broad Street

Bainbridge, Georgia 39817

(229) 246-6536

August 5, 2005

Life of the South Corporation

205 Dogwood Drive

Post Office Box 925

Nashville, GA 31639

Gentlemen:

The undersigned, The Money Tree, Inc., a Georgia Corporation, (hereinafter called the “Company”) hereby agrees with you as follows:

1. Issue and Sale of Note. The Company will authorize the issue of its Senior Subordinated Note in the principal amount of $1,000,000 (herein called the “Note”), to be substantially in the form of Exhibit A attached hereto.

2. Purchase of Note. The Company hereby agrees to sell to you, and, subject to the terms and conditions herein set forth, you agree to purchase from the Company, the Note at 100% of the principal amount indicated on the form of Note attached hereto as Exhibit A. The Company will deliver the Note to you at the offices of the Company, or at such place as may be mutually agreed to, against payment of the purchase price thereof by your check, prior to such date (herein called the “Closing Date”) as the Company shall designate to you by not less than three (3) days notice in writing. It is understood, however, that unless the Note has been tendered to you prior to August 15, 2005, your obligation to purchase it shall terminate on September 1, 2005, at Noon.

3. Conditions. Your obligation to purchase and pay for the Note is subject to the satisfaction of the following conditions on or before the Closing Date.

WAIVED 3A. Opinion of Company Counsel. You shall receive from counsel for the Company, an opinion that:

(1) The Company has full corporate power to borrow money as contemplated hereby, to issue the Note and to perform its obligations under this Agreement and the Note. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

(2) The execution, delivery and performance of this Agreement and the Note have been duly authorized by the Company and duly executed and delivered by authorized officers of the Company, and are valid obligations, legally binding upon the Company and enforceable against the Company in accordance with their respective terms.

(3) The Company and its subsidiaries (if any) are duly authorized and licensed under applicable legislation and rules and regulations of all applicable administrative and regulatory agencies to conduct their respective businesses where they are now located.

(4) The issuance of the Note has been authorized by all governmental authorities whose authorization is required, or no such authorization is required.

(5) The Note is Senior Subordinated Debt of the Company to which the Junior Subordinated Debt is subordinate and junior in right to payment.

(6) The amounts contracted to be received by you under the Note and this Agreement which are or which may be deemed to be interest or other charges for the use of money constitute lawful interest and charges that are not usurious or illegal under the laws of the State of Georgia.

(7) The Guaranty, dated as of August 5, 2005, of Vance R. And Charisse Martin (the “Individual Guarantors”) has been duly executed and delivered by the Individual Guarantors, and is a valid obligation, legally binding upon the Individual Guarantors and enforceable against the Individual Guarantors in accordance with its terms.

You shall also receive from said counsel for the Company an opinion as to such further matters as you may reasonably require.

WAIVED 3B. Opinion of Accountants. The Company shall have delivered to you the certificate of its independent accountants stating that:

(1) All reports required by administrative and regulatory agencies have been prepared accurately and filed when due.

(2) All federal and state (if applicable) income tax returns have been prepared accurately and filed when due, and all taxes have been paid or adequate reserves have been established for their payment.

3C. Representations and Warranties. The representations and warranties contained in Paragraph 7 hereof shall be true on and as of the Closing Date, and there shall exist as of said date no Event of Default and no condition, event or act which, with notice or lapse of time, or both, would constitute an Event of Default.

3D. Change in the Company’s Condition. On the Closing Date there shall not have occurred or be threatened (i) a material and adverse change in the Company’s financial position or (ii) any condition, event or act which would or is reasonably likely to materially and adversely affect the Company’s business or its ability to repay the Note.

4. Affirmative Covenants.

4A. Financial Statements. The Company shall deliver to you so long as you hold the Note the following:

(1) Within forty-five (45) days after the end of the first, second and third quarters of each fiscal year of the Company, the balance sheet as of the end of such quarter and the statement of income and surplus for such quarter on a consolidated basis (combining the Company and its

Subsidiaries, if any, as if they were one corporation) in reasonable detail, certified by one of the financial officers of the Company.

(2) Within ninety (90) days after the end of each annual fiscal year of the Company, the balance sheet and statement of income and surplus for such year of the Company and all Subsidiaries, if any, prepared in accordance with generally accepted accounting principles on a consolidated basis, in reasonable detail, including a computation of Liquid Net Worth, Senior Debt, Senior Subordinated Debt, Junior Subordinated Debt and Senior Borrowing Base, together with a report thereon, signed by the independent accountants of the Company.

(3) Within thirty (30) days after receipt thereof by the Company any audits or reports prepared by any rediscount company in connection with any examination of the operations of the Company.

(4) Promptly upon the occurrence of any Event of Default, notice thereof specifying the nature thereof and the proposed actions of the company with respect thereto.

4B. Books of Account. The Company will maintain books of account in accordance with general accounting practices, and so as to disclose information necessary for determining whether the provisions of this Agreement have been met. You shall have the right to inspect any of the corporate books and financial records at such reasonable times as you may request.

5. Negative Covenants. The Company covenants and agrees that so long as the Note shall be outstanding it will not, and will not permit any Subsidiary to:

5A. Character of Business. Engage in any business other than the Finance Business.

5B. Liquid Net Worth. Permit the Liquid Net Worth of the Company at any time to be less than $1,500,000.

5C. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than the following:

(1) Senior Debt of the Company so long as the aggregate outstanding principal amount of Senior Debt does not exceed 300% of Senior Borrowing Base;

(2) Indebtedness represented by the Note;

(3) Other Senior Subordinated Debt of the Company which has received your prior written approval;

(4) Junior Subordinated Debt;

(5) Indebtedness of the Company or any Finance Subsidiary customarily designated as “dealer reserves”;

(6) Indebtedness incidental to the conduct of the business of the Company in the ordinary course not incurred in connection with the borrowing of money or the obtaining of advances or credit, and not more than six (6) months overdue unless contested in good faith; and

(7) Indebtedness of a Subsidiary to the Company, or to another Subsidiary.

5D. Liens. Create, assume or suffer to exist any mortgage, pledge, encumbrance, lien or charge of any kind upon any of its property or assets whether now owned or hereafter acquired other than those incidental to the conduct of its business or the ownership of the property or assets, or required by law as a condition precedent to the transaction of business in the ordinary course or the exercise of the privileges or licenses of the Company or any Subsidiary, and which were not incurred in connection with the borrowing of money and do not in the aggregate materially detract from the value of said property or assets or materially impair the use thereof in the operation of the business of the Company or any Subsidiary.

5E. Guarantees. Directly or indirectly incur, assume, guarantee or otherwise become secondarily liable for, the payment by any other person, firm or corporation of any debt, liability or dividend, or sell or assign or otherwise transfer with recourse or under any obligation to repurchase, any notes or accounts receivable, except that the foregoing shall not apply to:

(1) Endorsements for deposit in the ordinary course of business; and

(2) Indemnity bonds; and

(3) The sale of Finance Receivables given or made in the ordinary course of the Finance Business.

5F. Investments. Acquire or hold any stock of or make or have any investment in any securities of, or make or have outstanding any loan or advance to any other corporation or entity except:

(1) Loans or advances made by the Company or any Finance Subsidiary in the ordinary course of the Finance Business, and

(2) The Company may acquire and hold stock of, and make and have other investments in securities of, and make and have outstanding loans and advances to, one or more Finance Subsidiaries or Insurance Subsidiaries.

5G. Mergers, Consolidations, Sales. Consolidate with, or merge into, any other corporation or entity or permit any other corporation or entity other than a Subsidiary to consolidate with, or merge into, the Company, or to sell, transfer or otherwise dispose of all, or substantially all, of its assets to any other corporation or entity.

5H. Business Practices. Change or alter the current business practices of the Company or any Subsidiary with respect to salaries, bonuses, and dividends.

6. Events of Default. If any one of the following events shall occur and be continuing:

(1) If the Company defaults in the payment of any principal of the Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(2) If the Company defaults in the payment of any interest on the Note and such default continues for more than ten (10) days after the date due; or

(3) If the Company defaults in any payment of principal of or interest on any other obligation for borrowed money which is senior to the Note beyond any grace period provided with respect thereto or in the performance of any other agreement with respect to any such obligation whereby the holder thereof may accelerate the due date thereof; or

(4) If the Company shall become insolvent or if there is filed a voluntary or involuntary petition in bankruptcy against the Company, or if a conservator or trustee is appointed for the assets of the Company, or an assignment for the benefit of creditors is made by the Company, or if any proceeding is commenced relating to the Company under any reorganization, arrangement, insolvency, readjustment of debts, dissolution or liquidation law of any jurisdiction; or

(5) If the Company defaults in the performance or observance of any agreement contained in Paragraph 5 hereof; or

(6) If the Company defaults in the performance or observance of any other agreement covenant, term or condition herein contained, and such default continues without remedy for thirty (30) days after written notice thereof shall have been received by the Company from you; or

(7) If any representation or warranty made by the Company herein or in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made, or you otherwise deem yourself insecure; or

(8) If the Company or any of its subsidiaries cease to act as agent and issue policies of insurance through those underwriting carriers designated by you for all Credit Life Insurance, Credit Accident and Health Insurance and Credit Property Insurance Products issued or sold by the Company or any of its subsidiaries in connection with its or their business operations, without regard to (i) whether such cessation to act as agent is the result of the termination of any agency agreement between those underwriting carriers designated by you and the Company or any of its subsidiaries, (ii) whether terminated with or without cause by either party, (iii) whether such cessation to act as your agent is the result of some other cause;

Then, the holder of the Note may, at its option, by notice in writing to the Company, declare the Note to be immediately due and payable, together with interest accrued on the Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

7. Representations and Warranties. The Company represents and warrants that:

7A. The Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; has full corporate power to carry on its business as now conducted and to borrow money as contemplated by this Agreement; and is duly qualified and is in good standing in all other jurisdictions wherein it conducts business, if any.

7B. Subsidiaries. Each Subsidiary, if any, is duly organized, validly existing and in good standing under the laws of the jurisdiction wherein it is incorporated; and is duly qualified and is in good standing in all other jurisdictions wherein it conducts business, if any.

7C. Financial Statements. The Company has heretofore made available to you certain financial statements. All of the financial statements furnished you are correct and complete and fairly present the financial condition of the Company and its Subsidiaries. Said financial statements have been prepared in accordance with generally accepted accounting principles consistently maintained throughout the period covered thereby.

7D. Changes in Financial Condition. Since the effective date of the financial statements furnished you, there have been no changes in the assets or the financial condition of the Company from that set forth in said financial statements other than changes in the ordinary course of business which have individually or in the aggregate not been materially adverse.

7E. Legal or Administrative Proceedings. There are no proceedings or litigation by any person, corporation or by any public or governmental body, agency or authority pending or, to the knowledge of the Company, threatened against the Company which if adversely determined would be reasonably likely to result in any material adverse change in the business or propects of the Company or in its financial condition or any of its material assets.

8. Subordination.

8A. Extent of Subordination. You and the Company agree that the indebtedness evidenced by the Note is subordinated in right of payment, to the extent provided in this Paragraph 8, to the prior payment in full of all Senior Debt, and that the subordination is for the benefit of the holders of Senior Debt; provided, however, that the indebtedness represented by the Note shall be paramount and senior to all other Indebtedness of the Company other than such other Senior Subordinated Debt as the holder of the Note shall have approved in writing prior to the incurrence thereof.

8B. Liquidation; Dissolution; Bankruptcy. Upon any distribution to creditors of the Company in liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, (1) holders of Senior Debt shall be entitled to receive payment in full in cash of the principal and interest (including interest accruing after the commencement of any such proceeding) to the date of payment on the Senior Debt before the holder of the Note shall be entitled to receive any payment of principal or interest on the Note; and (2) until the Senior Debt is paid in full in cash, any distribution to which the holder of the Note would be entitled but for this Paragraph 8 shall be made to holders of Senior Debt as their interests may appear, except that the holder of the Note may receive securities that are subordinated to Senior Debt to at least the same extent as the Note.

8C. Default on Senior Debt. The Company may not pay principal of or interest on the Note and may not acquire the Note for cash or property other than capital stock of the Company if the Company has received notice from a person entitled to give such notice that a default on Senior Debt has occurred and is continuing that permits holders of such Senior Debt to accelerate its maturity. The Company may resume payments on the Note and may acquire it for value when the default is cured or waived, or 120 days pass after the notice is received by the Company if the default is not the subject of judicial proceedings.

8D. Beneficiaries. Other than the holders of the Senior Debt and their successors and assigns, no other person or entity shall have any rights accruing from or based upon the foregoing subordination.

9. Definitions. For the purpose of this Agreement, wherever any term appearing in Exhibit C hereto attached is used in this Agreement, it shall have the meaning specified in Exhibit C.

10. Miscellaneous.

10A. Home Office Payment. The Company agrees that as long as you shall hold any Note, it will make payments of principal thereof and interest thereon, by check duly mailed or delivered to you at the administrative address indicated in your acceptance counterpart of this Agreement, or at such other place as you may designate to the Company in writing, notwithstanding any contrary provisions herein or in any Note with respect to the place of payment. You agree that, before disposing of any Note, you will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid, and will notify the Company of the name and address of the transferee of such Note.

10B. Expenses. The Company agrees whether or not the transaction hereby contemplated shall be consummated, to pay, and save you harmless against liability for the payment of, all out-of-pocket expenses arising in connection with this transaction, including fees and expenses of your special counsel and any United States or state documentary stamp taxes, including interest and penalties, if any, which may be determined to be payable in respect of the execution and delivery of any Note issued under this Agreement.

10C. Representation of Purchaser. You represent that you are purchasing the Note for your own account for investment purposes, and that you have no present intention of selling, transferring or assigning the Note, or of making any distribution thereof, provided that the disposition of your property shall at all times be and remain within your control.

10D. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement and of the Note. This Agreement and the Note embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

10E. Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

10F. Notices. All communications and any approval required under this Agreement must be in writing and shall be sent by first class mail and, if to you, addressed to you at the administrative address indicated in your acceptance counterpart of this Agreement, and if to the Company, at the address shown at the head of this Agreement, or to such other address as the Company or you shall notify the other in writing.

10G. Applicable Law. This Agreement is being delivered and is intended to be performed in and shall be construed and enforced in accordance with the laws of the State of Georgia without giving effect to conflicts of laws principles.

10H. Headings. The described section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

If you are in agreement with the foregoing, please sign the form of acceptance on the counterpart of this letter and return the same to the undersigned, whereupon this letter shall become a binding agreement between you and the undersigned.

Very truly yours,

THE MONEY TREE, INC.

/s/ Vance R. Martin
President

Attest:	/s/ Beverly A. Cross
Secretary

The foregoing Agreement is hereby accepted

as of the date first above written.

LIFE OF THE SOUTH CORPORATION

By:	/s/ W. Dale Bullard
W. Dale Bullard, Authorized Agent

Administrative Address

Life of the South Corporation

Administrative Office

100 West Bay Street 32202-3806

Post Office Box 44130

Jacksonville, Florida 32231-4130

Attn: W. Dale Bullard

Exhibit A

Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

Affiliate:

“Affiliate” shall mean any corporation, partnership, association, trust or person which or who directly or indirectly controls or is controlled by, or is under common control with the Company except that the term “Affiliate” shall not include a Subsidiary.

Certificate of the Company:

“Certificate of the Company” shall mean a certificate signed by the President or any Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company.

Delinquent Accounts:

“Delinquent Accounts” shall mean the sum of (i) the full unpaid principal amount (less unearned charges and dealer and special reserves applicable thereto) of notes, receivables and other obligations (other than direct loans) on which any installment of interest or principal is over sixty (60) days past due or in respect to which there have been repossessions of merchandise or property, and (ii) the full unpaid principal amount (less unearned charges and dealer and special reserves applicable thereto) of direct loans on which no collection of interest or principal has been received within sixty (60) days or on which only interest and charges were received within sixty (60) days, or in respect of which there have been repossessions of merchandise or property.

Eligible Assets:

“Eligible Assets” shall mean the following assets of the Company or its Finance Subsidiaries:

(a) Cash.

(b) Direct obligations of the United States of America.

(c) Finance Receivables less the sum of (i) Delinquent Accounts, (ii) reserves for deferred finance charges or unearned interest payments which reserves shall always be at least a minimum amount of 10% of gross Finance Receivables, and (iii) other reserves constituting offsets to such Finance Receivables required by general accounting principles.

(d) Accrued interest receivables.

(e) Prepaid expenses.

(f) Cash-surrender value of life insurance policies owned by the Company.

Event of Default:

“Event of Default” shall mean any event specified in Paragraph 6.

Finance Business:

“Finance Business” shall mean the business of acquiring Finance Receivables and the leasing of personal property in the United States of America or any territory or possession thereof, and the transaction of business incidental thereto including the sale of insurance as an agent or broker and any other activity incident to the furnishing of a full service finance service.

Finance Receivables:

“Finance Receivables” shall mean:

(1) receivables secured by automobiles or trucks;

(2) personal loans incurred under “small loan” laws or “industrial banking” laws, or otherwise incurred, not exceeding in amount the legal limit permitted by applicable law, if any, in the jurisdiction where the loan was made;

(3) installment receivables arising from the financing of sales of durable goods other than those described in clause (5) below at retail or deferred payment plans;

(4) amounts receivable under leases of automobiles, trucks, and other durable personal property;

(5) notes and receivables of dealers in durable personal property; and

(6) other notes and receivables arising in the conduct, in accordance with sound trade practice, of the Finance Business.

No note or receivable shall qualify as a Finance Receivable if taken in payment of delinquent interest. No note or receivable of the type described in clauses (1), (2), (3) and (5) shall qualify as a Finance Receivable if it has a stated maturity greater than thirty-seven (37) months from the date of origin thereof. No note or receivable of the type described in clause (6) shall qualify as a Finance Receivable if it has a stated maturity greater than eighty-five (85) months from the date of origin thereof. No note or receivable shall qualify as a Finance Receivable if arising from the financing or sale of mobile homes or manufactured homes.

Finance Subsidiary:

“Finance Subsidiary” shall mean a Subsidiary primarily engaged in the Finance Business.

Indebtedness:

“Indebtedness” shall mean and include (i) all obligations which in accordance with general accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date of which Indebtedness is to be determined, (ii) obligations secured by any mortgage, pledge or lien, whether or not the obligation secured thereby shall have been assumed, and (iii) guarantees, endorsements (other than endorsements for collection in the ordinary course of business) and other contingent obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, including specifically all liabilities on Finance Receivables sold or discounted to third parties with recourse.

Insurance Subsidiary:

“Insurance Subsidiary” shall mean any Subsidiary which is primarily engaged in the business of insuring, reinsuring or underwriting life, health, fire, casualty, accident, inland marine, fidelity or like risks, incident to the Finance Business.

Junior Subordinated Debt:

“Junior Subordinated Debt” shall mean all Indebtedness of the Company now outstanding or hereafter incurred for money borrowed or any renewal or extension thereof, which is subordinate and junior in right of payment with respect to the general assets of the Company to Senior Debt and Senior Subordinated Debt in such manner and to such extent as shall have been approved in writing by the holder of the Note.

Liquid Net Worth:

“Liquid Net Worth” shall mean, as of any particular time, the excess, if any, of (a) the total amount of Eligible Assets, consolidated in accordance with general accounting principles, over (b) the Indebtedness of the Company and its Finance Subsidiaries.

Person:

“Person” shall mean and include any individual, partnership, corporation, trust, unincorporated organization and a government or any department or agency thereof.

Senior Borrowing Base:

“Senior Borrowing Base” shall mean as of any particular time the Eligible Assets of the Company or its Finance Subsidiaries less the sum of the current Indebtedness of the Company and any long term indebtedness of the Company which is senior in right of payment to the Note.

Senior Debt:

“Senior Debt” shall mean all Indebtedness of the Company for money borrowed (and any notes payable, drafts accepted and agreements executed representing extension of credit whether or not representing obligations for money borrowed) from any bank or trust company, or any rediscounting or factoring company which is payable on demand or has a maturity date of one year or less from the date of creation thereof, including specifically all liabilities on Finance Receivables sold or discounted to third parties with recourse.

Senior Subordinated Debt:

“Senior Subordinated Debt” shall mean (i) the Note to the extent that the Note on the date of this Agreement is subordinate and junior to Senior Debt in right of payment with respect to the general assets of the Company, and (ii) all other Indebtedness of the Company for money borrowed or any extension or renewal thereof which by its terms or by separate agreement is subordinate and junior in right of payment, with respect to the general assets of the Company, to Senior Debt in such manner and to such extent as shall have been approved in writing by the holder of the Note.

Subsidiary:

“Subsidiary” shall mean any corporation organized under the laws of any state of the United States of America which conducts the major portion of its business in the United States of America, and more than 50% of the stock of which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries.